EXHIBIT 99.1

NEWS

Veeco Instruments Inc., 1 Terminal Drive, Plainview, NY 11803 Tel. 516-677-0200 Fax. 516-677-0380

FOR IMMEDIATE RELEASE

Financial Contact: Debra Wasser, SVP Investor Relations & Corporate Communications, 516-677-0200 x1472

VEECO FILES FORM 12B-25 NOTIFICATION OF LATE FILING

Plainview, N.Y., November 15, 2012 — Veeco Instruments Inc. (Nasdaq: VECO) announced today that it has filed a form 12b-25, Notification of Late Filing, with the U.S. Securities and Exchange Commission (“SEC”) relating to the Company’s report on Form 10-Q for the period ended September 30, 2012.  Additional time is needed because the Company is in the process of evaluating the timing of recognition of revenue on the sale of certain Metal Organic Chemical Vapor Deposition (MOCVD) systems and related upgrades to these systems.

John R. Peeler, Veeco’s Chairman and Chief Executive Officer, stated, “We are currently reviewing the timing of revenue recognition of MOCVD systems and related upgrades. The accounting issues do not relate to product performance or customer acceptance of our products.  The systems which are the subject of these transactions were delivered, accepted and paid for in full by our customers. Our review focuses on determining whether revenue was recognized in the appropriate accounting periods.”

Mr. Peeler added, “I want to reassure our customers, shareholders, suppliers and employees that Veeco’s strong MOCVD market position, excellent product performance in the field, global operating strength and sound financial footing remain intact.  Veeco is handling this issue as expeditiously as possible — it is our intention to resolve this matter and file our 10-Q as soon as we can.”

Veeco is working with its independent auditor, Ernst & Young LLP, to address these matters.  If the Company is required to change the timing of its recognition of any revenue, there could be a shift in revenue between accounting periods which could constitute material changes to results of operations and financial condition for various periods.

About Veeco

Veeco’s process equipment solutions enable the manufacture of LEDs, power electronics, hard drives, MEMS and wireless chips.  We are the market leader in MOCVD, MBE, Ion Beam and other advanced thin film process technologies.  Our high performance systems drive innovation in energy efficiency, consumer electronics and network storage and allow our customers to maximize productivity and achieve lower cost of ownership.  For information on our company, products and worldwide service and support, please visit www.veeco.com.

To the extent that this news release discusses expectations or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include the risks discussed in the Business Description and Management’s Discussion and Analysis sections of Veeco’s Annual Report on Form 10-K for the year ended December 31, 2011 and in our subsequent quarterly reports on Form 10-Q, current reports on Form 8-K and press releases. Veeco does not undertake any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

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